AGREEMENT AND PLAN OF MERGER

among

LAS VEGAS GAMING, INC.

 "LVGI"

LAS VEGAS GAMING MERGER SUB, INC.

"LVMS"

ADLINE GAMING INC.

"AGI"

and

ADLINE NETWORK, LLC

"Shareholder"

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into this 14th day of January, 2005, by and among LAS VEGAS GAMING, INC., a Nevada corporation ("LVGI"), LAS VEGAS GAMING MERGER SUB, INC., a Nevada corporation ("LVMS"), ADLINE GAMING INC., a Georgia corporation (“AGI”) and ADLINE NETWORK, LLC, a Georgia Limited Liability Company, the sole shareholder of AGI ("Shareholder").

     R E C I T AL S:

WHEREAS, the parties believe that a business combination between AGI and the LVMS is in the best interest of the parties to this Agreement and their respective shareholders; and

WHEREAS, the respective Boards of Directors of LVGI, LVMS, and AGI have, and Shareholder has, approved the merger of AGI with and into LVMS upon the terms and conditions set forth in this Agreement; and

WHEREAS, each party hereto wishes to adopt this Agreement together with the form of Certificate of Merger attached hereto as Exhibit B (the “Certificate of Merger”) as a “plan of reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and to cause this merger to qualify as a reorganization under the provision of Section 368(a)(1)(A) of the Code, whereby each share of capital stock of AGI (the “AGI Common Stock”) will be canceled and whereby LVMS will be the surviving entity of a merger with AGI;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                               ARTICLE I. THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.3 hereof) and subject to and upon the terms and conditions of this Agreement, AGI will be merged with and into LVMS (the "Merger"). Following the Merger, LVMS will continue as the surviving entity under the name "LAS VEGAS GAMING MERGER SUB, INC." and the separate corporate existence of AGI will cease. (LVMS and AGI are sometimes referred to collectively herein as the “Constituent Companies”).

1.2 Effects of the Merger. At the Effective Time, LVMS will be a wholly owned subsidiary of LVGI. At the Effective Time, LVMS will, without any other action, possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each of the Constituent Companies, and all property, real, personal and mixed, and all debts due to either of the Constituent Companies on whatever account, will be vested in LVMS; and all property, rights, privileges, powers and franchises, and all and every other interest will be thereafter the property of LVMS as they were of the Constituent Companies, and the title to any real estate vested by deed or otherwise in the Constituent Companies will not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Companies will be preserved unimpaired, and all debts, liabilities and duties of either of the Constituent Companies will thenceforth attach to LVMS, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.
1.3 Closing; Effective Time and Merger Effective Date. The closing of the Merger (the “Closing”) will take place on February 11, 2005 (the “Closing Date”) at the offices of Cane Clark LLP. The Merger will become effective at the time of the filing of the Certificate of Merger with the Secretary of State of Nevada in accordance with the provisions of applicable law, which Certificate of Merger will also be filed with the Secretary of State of Georgia along with the Secretary of State of Nevada as soon as practicable after the Closing. The date and time when the Merger will become effective shall be at such time as the Certificate of Merger is duly filed with the Secretary of State of Nevada and the Secretary of State of Georgia or such later date as mutually agreeable to the Constituent Companies and specified in the Certificate of Merger (the “Effective Time”).

1.4 Directors and Officers. The officers and directors of LVMS immediately prior to the Effective Time will, after the Effective Time, continue to be the officers and directors of LVMS without change, until their successors have been duly elected and qualified in accordance with the Articles of Incorporation and Bylaws of LVMS.

ARTICLE II. STATUS AND CONVERSION OF SECURITIES;
                    MERGER CONSIDERATION

2.1 Conversion of Securities.

                        (a) At the Effective Time, all then outstanding shares of AGI Common Stock shall be converted into and shall thereafter represent solely the right to receive:

(i) 400,000 shares of LVGI Common Stock (the “Shares”); and

(ii) $500,000 cash paid on or before February 11th, 2005 (the “Cash”); and

(iii) Warrants to purchase 100,000 shares of LVGI Common Stock at a price of $4 per share exercisable within 5 years of the Closing Date (the “Warrants”).

Collectively, the Shares, Cash and Warrants described in Sections 2.1(a)(i) and (ii), above, are hereinafter referred to as the “Merger Consideration.” Upon delivery of the Merger Consideration, all then outstanding AGI Common Stock shall automatically be canceled, retired, and extinguished.

(b) Each share of AGI Common Stock held by AGI including shares held as treasury stock shall be canceled and no further consideration shall be delivered in exchange therefore; and

(c) Each share of Common Stock of LVMS issued and outstanding immediately prior to the Merger shall continue unchanged and shall continue to evidence one share of Common Stock of the Surviving Corporation.

2.2 Delivery of Merger Consideration. LVGI shall deliver the Shares and Warrants of the Merger Consideration to Shareholder at the Closing. By accepting delivery of the Merger Consideration, Shareholder will be deemed to have represented to LVGI that Shareholder has no present intention of selling or otherwise disposing of any of its interest in the LVGI Common Stock received as part of the Merger Consideration, except as contemplated under the registration rights granted in Section 9.1 of this Agreement. Shareholder will also sign an Investment Letter representing its intent as provided by Appendix A. All shares of LVGI Common Stock issued upon the surrender for exchange of the AGI Common Stock in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to AGI Common Stock theretofore represented by such certificates, and there shall be no further registration or transfer of the shares of AGI Common Stock after the Effective Time.

2.3 Securities Exemptions. LVGI hereby represents, warrants and covenants that all the shares of LVGI Common Stock comprising the Merger Consideration will be issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). Each share certificate representing the LVGI Common Stock so issued will be endorsed with a legend stating that the shares have been issued pursuant to an exemption from registration provided by the Securities Act and may not be sold without an exemption from registration or an effective registration statement.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF AGI

As an inducement to the other parties hereto to enter into this Agreement and to consummate the Merger, AGI and Shareholder represent and warrant to LVGI and LVMS, which representations and warranties will be true and correct at Closing, as follows:

3.1 Organization and Authority. AGI is a corporation duly organized, validly existing and in good standing in the State of Georgia, and is duly qualified to do business as foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse affect on AGI. Since the date of its incorporation, AGI has consistently observed and operated within the corporate formalities of the jurisdiction in which it is incorporated, and has consistently observed and complied with the corporation law of such jurisdiction. AGI has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement. This Agreement and all other such agreements and documents executed in connection herewith by AGI, upon due execution and delivery thereof, will constitute the valid and binding obligations of AGI, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws effecting creditors’ rights generally and by general principles of equity (the “Insolvency/Equity Exceptions”).

3.2 Capitalization. The authorized capital stock of AGI consists of 100,000,000 shares of common stock, no par value. There are currently 4,000,000 shares of AGI Common Stock issued and outstanding and held by the Shareholder, which represents all of the AGI securities (including options, warrants and other types of securities) issued and outstanding as of the Closing Date. All outstanding shares of AGI Common Stock have been issued in accordance with all applicable federal and state securities laws. AGI does not have any outstanding subscriptions, options, preferred stock, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating AGI to issue, or to transfer from treasury, any shares of its capital stock or membership interests, as applicable, of any class or kind, or securities convertible into such stock or interests. No persons who are now holders of AGI Common Stock, and no persons who previously were holders of AGI Common Stock, are or ever were entitled to exercise preemptive rights other than persons who exercised or waived those rights. Neither AGI nor any of its affiliates, is under any obligation, contract or other arrangement to register (or maintain the registration of) any of its or their securities under federal or state securities laws. Neither AGI nor Shareholder is a party to any agreement, voting trust, proxy or other agreement or understanding of any character, whether written or oral, with respect to or concerning the purchase, sale or transfer or voting of AGI Stock or any other security of AGI. Neither AGI nor Shareholder has any legal obligations, absolute or contingent, to any other person or entity to sell the assets other than in the ordinary course of business, or any capital stock or any other security of AGI or any of its subsidiaries or affect any merger, consolidation or other reorganization of AGI or any of its subsidiaries or to enter into any agreement with respect thereto.

3.3 Subsidiaries. AGI does not have any subsidiaries (whether held directly or indirectly) or any equity investment in any corporation, partnership, joint venture or other business.

3.4 Real Estate. AGI does not own any real estate or any interest in any real estate, other than leasehold interests.

3.5 Authority Relative to this Agreement; Enforceability. Neither Shareholder nor AGI are suffering from any legal disability which would: (a) prevent them from executing, delivering or performing their obligations under this Agreement or consummating the Merger, (b) make such execution, delivery, performance or consummation voidable or subject to necessary ratification, and (c) require the signature or consent of any third party in connection therewith for the Merger to be binding and enforceable against Shareholder and its property. This Agreement and all related ancillary agreements have been duly and validly executed and delivered by Shareholder and each constitutes the legal, valid and binding obligation of Shareholder, enforceable against it in accordance with their respective terms, except insofar as the enforcement thereof may be limited by the Insolvency/Equity Exceptions.

3.6 Title to Assets. AGI has good and marketable title free and clear of any encumbrance in and to all of its assets and properties, other than purchase money security interests and liens for taxes not yet due and payable.

3.7 Material Contracts. Except as disclosed in writing to LVMS, AGI is not a party to or bound by any agreement or contract, other than contracts or agreements arising in the ordinary course of business.

3.8 Litigation. There are no legal, administrative, arbitration or other proceedings or claims pending against AGI, nor is AGI subject to any existing judgment which might affect the financial condition, business, property or prospects of AGI; nor has AGI received any inquiry from an agency of the federal or of any state or local government about the Merger, or about any violation or possible violation of any law, regulation or ordinance affecting its business or assets.

3.9 Taxes. AGI either: (a) has timely filed with the appropriate taxing authority all tax and information returns required to have been filed by AGI, or (b) has timely filed for any required extensions with regard to such returns. All taxes of AGI have been paid (or estimated taxes have been deposited) to the extent such payments are required prior to the date hereof or accrued on the books of AGI. The returns were correct when filed. There are no pending investigations of AGI concerning any tax returns by any federal, state or local taxing authority, and there are no federal, state, local or foreign tax liens upon any of AGI’s assets.

3.10 Compliance with Law and Government Regulations. AGI has complied in all material respects with, and is not in substantial violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable environmental, building, zoning or other law, ordinance or regulation) affecting AGI or its properties or the operation of its business. AGI is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

3.11 Full Disclosure. None of the representations and warranties made by the Shareholder herein, or in any ancillary agreement furnished or to be furnished by Shareholder hereunder contain or will contain as of the closing date any untrue statement of material fact, or omits any material fact, the omission of which would be misleading.

3.12 Absence of Default. The execution, delivery, and performance of each of this Agreement and each other agreement and document executed in connection herewith by AGI, and the consummation of the transactions contemplated hereby and thereby will not result in any violation of the terms of, and will not contravene, conflict with, accelerate the performance of the obligations required under, or constitute a default under, the Articles of Incorporation and Bylaws of AGI, or any agreement, judgment, decree, order, law, rule, or regulation or other restriction applicable to it, or to which it is a party or by which it or its properties or assets is bound, or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of its properties or assets. All consents, qualifications, orders, approvals, or authorizations of, or filings with, any governmental or regulatory authority, or any third party, required in connection with the valid execution, delivery, or performance of this Agreement and each other agreement and document executed in connection herewith by AGI or the consummation by AGI of the transactions contemplated hereby or thereby have been duly obtained.

3.13 Broker's or Finder's Fee. Neither Shareholder nor AGI has employed, nor is liable for the payment of any fee to, any finder, broker or similar person in connection with the transactions contemplated under this Agreement.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF LVGI
                                                AND LVMS

As an inducement to the other parties hereto to enter into this Agreement and to consummate the Merger, and as an inducement to Shareholder to approve of and consummate the Merger, LVGI hereby represents and warrants to each such party, which representations and warranties will be true and correct at Closing, as follows.

4.1 Organization and Authority. Each of LVGI and LVMS is a corporation duly organized, validly existing and in good standing in the State of Nevada, and each is duly qualified to do business as foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse affect on either. Since the date of its incorporation, each of LVGI and LVMS has consistently observed and operated within the corporate formalities of the jurisdiction in which it is incorporated, and has consistently observed and complied with the corporation law of such jurisdiction. Each of LVGI and LVMS has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement. This Agreement and all other such agreements and documents executed in connection herewith by LVGI and LVMS, upon due execution and delivery thereof, will constitute the valid and binding obligations of LVGI and LVMS, enforceable in accordance with their respective terms, except as enforcement may by Insolvency/Equity Exceptions.

4.2 Capitalization. The authorized capital stock of LVGI consists of 25,000,000 shares of common stock, par value $.001 of which 6,807,955 shares are outstanding and 5,000,000 shares of Preferred Stock par value of $.001 of which 541,400 shares are Series A Convertible Preferred Stock, of which 346,140 shares are Series B Convertible Preferred Stock, of which 76,000 are Series C Convertible Preferred Stock. 3,447,589 shares of LVGI Common Stock are reserved for issuance upon exercise of all outstanding options, warrants, and rights. All outstanding securities of LVGI are fully paid and nonassessable and have been issued in accordance with all applicable federal and state securities laws. Upon issuance pursuant to this Agreement, the shares of LVGI Common Stock issued as a part of the Merger Consideration will be fully paid and nonasseable and free from all taxes, liens, and charges with respect to the issue thereof. Except as disclosed in writing to Shareholder, neither LVGI nor any subsidiary has any obligation (contingent or other) to purchase, redeem, or otherwise acquire any of its capital stock or any interests therein or to pay any dividend or make any other distribution in respect thereof. No persons who are now holders of LVGI capital stock are, and no persons who previously were holders of LVGI capital stock were, entitled to exercise preemptive rights other than persons who exercised or waived those rights. Except as disclosed in writing to Shareholder, neither LVGI nor any of its affiliates, is under any obligation, contract or other arrangement to register (or maintain the registration of) any of its or their securities under federal or state securities laws. There is no shareholder agreement, voting trust, proxy or other agreement or understanding of any character, whether written or oral, with respect to, or concerning, the purchase, sale or transfer or voting of LVGI capital stock. Neither LVGI nor any of its subsidiaries has any legal obligations, absolute or contingent, to any other person or entity to sell assets other than in the ordinary course of business, or any capital stock or any other security of LVGI or any of its subsidiaries or to affect any merger, consolidation or other reorganization of LVGI or any of its subsidiaries or to enter into any agreement with respect thereto.

4.3 Subsidiaries. Except for Imagineering Gaming, Inc., and Las Vegas Gaming - Panama, LVGI does not have any subsidiaries (whether held directly or indirectly) or any equity investment in any corporation, partnership, joint venture or other business.

4.4 Real Estate. LVMS and LVGI do not own any real estate or any interest in any real estate, other than leasehold interests.

4.5 Authority Relative to this Agreement; Enforceability. Neither LVGI nor LVMS suffers from any legal disability which would: (a) prevent them from executing, delivering or performing their obligations under this Agreement or consummating the Merger, (b) make such execution, delivery, performance or consummation voidable or subject to necessary ratification, and (c) require the signature or consent of any third party in connection therewith for the Merger to be binding and enforceable against LVGI and LVMS. This Agreement and all related ancillary agreements have been duly and validly executed and delivered by each of LVGI and LVMS and each constitutes the legal, valid and binding obligation of the LVGI and LVMS, enforceable against them in accordance with their respective terms, except insofar as the enforcement thereof may be limited by the Insolvency/Equity Exceptions.

4.6 Title to Assets. Each of LVGI and LVMS has good and marketable title free and clear of any encumbrance in and to all of its assets and properties, other than purchase money security interests and liens for taxes not yet due and payable.

4.7 Material Contracts. Neither LVGI nor LVMS is a party to, or bound by, any agreement or contract, other than contracts or agreements arising in the ordinary course of business or previously disclosed to shareholder.

4.8 Litigation. There are no legal, administrative, arbitration or other proceedings or claims pending against either LVGI or LVMS, nor is either LVGI or LVMS subject to any existing judgment which might adversely affect the financial condition, business, property or prospects of either LVGI or LVMS; nor has either LVGI or LVMS received any inquiry from an agency of the federal or of any state or local government about the Merger, or about any violation or possible violation of any law, regulation or ordinance affecting their respective business or assets.

4.9 SEC Documents. LVGI has timely filed all reports, schedules, forms, statements, and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated pursuant thereto (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”).  LVGI has made available to Shareholder true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. LVGI has provided Shareholder with a copy of an SEC comment letter regarding various accounting and other issues relating to LVGI’s most recent 10KSB, and Shareholder is aware that LVGI is in the process of responding to this comment letter and is likely as a result to amend its 10KSB in the process. This comment letter and any modifications to LVGI’s 10KSB that result shall be excluded from any representation or warranty given under this section or elsewhere in this agreement. Since the date of the most recent SEC Document, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations, or prospects of LVGI or its subsidiaries. LVGI has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does LVGI have any knowledge that its creditors or the creditors of its subsidiaries intend to initiate involuntary bankruptcy proceedings.

4.10 Taxes. Each of LVGI and LVMS either: (a) has timely filed with the appropriate taxing authority all tax and information returns required to have been filed by either or (b) has timely filed for any required extensions with regard to such returns. All taxes of each of LVGI and LVMS have been paid (or estimated taxes have been deposited) to the extent such payments are required prior to the date hereof or accrued on the books of either. The returns were correct when filed. There are no pending investigations of either LVGI or LVMS concerning any tax returns by any federal, state or local taxing authority, and there are no federal, state, local or foreign tax liens upon any of their respective assets.

4.11 Compliance with Law and Government Regulations. Each of LVGI and LVMS has complied in all material respects with, and is not in substantial violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable environmental, building, zoning or other law, ordinance or regulation) affecting either or their respective properties or the operation of their respective businesses. Neither LVGI nor LVMS is subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

4.12 Full Disclosure. None of the representations and warranties made by the LVGI and LVMS herein, or in any ancillary agreement furnished or to be furnished either hereunder contains or will contain as of the Closing Date any untrue statement of material fact, or omits any material fact, the omission of which would be misleading.

4.13 Absence of Default. The execution, delivery, and performance of each of this Agreement and each other agreement and document executed in connection herewith by LVGI and LVMS, and the consummation of the transactions contemplated hereby and thereby will not result in any violation of the terms of, and will not contravene, conflict with, accelerate the performance of the obligations required under, or constitute a default under, the Articles of Incorporation or Bylaws of LVGI and LVMS, or

any agreement, judgment, decree, order, law, rule, or regulation or other restriction applicable to it, or to which it is a party or by which it or its properties or assets is bound, or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of either LVGI or LVMS. All consents, qualifications, orders, approvals, or authorizations of, or filings with, any governmental or regulatory authority, or any third party, required in connection with the valid execution, delivery, or performance of this Agreement and each other agreement and document executed in connection herewith by LVGI and LVMS or the consummation by LVGI or LVMS of the transactions contemplated hereby or thereby have been duly obtained.

4.14 Broker's or Finder's Fee. Neither LVGI nor LVMS has employed or is liable for the payment of any fee to, any finder, broker or similar person in connection with the transactions contemplated under this Agreement.

                 ARTICLE V. COVENANTS OF PARTIES

5.1 Preservation of Business and Assets. From the date hereof until the Closing, each party will use its best efforts and will do or cause to be done all such acts and things as may be necessary to preserve, protect and maintain intact the operation of its respective business and assets as a going concern consistent with prior practice and not other than in the ordinary course of business, including preserving, protecting and maintaining the goodwill of the suppliers, employees, clientele and others having business relations with such party. Each party will use its best efforts to retain its employees in their current positions up to Closing. Through Closing, no party will acquire or sell or agree to acquire or sell by merging or consolidating with, or by purchasing or selling a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof. From the date hereof until the Closing, no party will pay any dividend or distribution to its shareholders as such, and no party will sell, discard or dispose of any of its assets, other than in the ordinary course of business.

5.2 Absence of Material Change. From the date hereof until the Closing, no party will make any change in its business or in the utilization of its assets and will not enter into any contract or commitment or any other transaction with respect to its business or its assets which is contrary to its representations, warranties and obligations as set forth in this Agreement.

5.3 Material Mergers. Except as contemplated by this Agreement, prior to the Effective Time, each party hereto, including its respective subsidiaries, if any, will not, without first obtaining the written consent of the other parties hereto:

(a) dispose of or encumber any asset or enter into any transaction or make any contract commitment relating to the properties, assets and business of such entity, other than in the ordinary course of business or as otherwise disclosed herein;

(b) enter into any employment contract which is not at will or terminable upon notice of thirty (30) days or less, without penalty;

(c) enter into any contract or agreement (i) which cannot be performed within three months or less, or (ii) which involves the expenditure of over $200,000.00;

(d) make any payment or distribution under any bonus, pension, profit-sharing or retirement plan or incur any obligation to make any such payment which is not in accordance with such entities usual past practice, or make any payment or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses (other than pursuant to normal past practices), executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate any plan;

(e) extend credit to anyone except in the ordinary course of business consistent with prior practice;

(f) guarantee the obligation of any person, firm or corporation;

(g) amend its Articles of Incorporation or Bylaws, or applicable organizational documents;

(h) discharge or satisfy any lien, charge, encumbrance or indebtedness outside the ordinary course of business;

(i) institute, settle or agree to settle any litigation, action or proceeding before any court or governmental body; or

(j) engage in any extraordinary transaction.

5.4 Certain Tax Matters.

(a) During the period from the date hereof through the Effective Time, no party will knowingly or negligently take or fail to take any action that would jeopardize the treatment of the Merger as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (and any comparable provisions of applicable state law). Each party hereto shall report the Merger, and the exchange of stock, as a reorganization under Section 368(a) of the Code, and shall not take any position inconsistent with this characterization except in the event of a contrary final determination of the Internal Revenue Service. If any party receives notice of any contrary position by the Internal Revenue Service any party hereto may, at its option and sole expense, contest such position, in which event the other parties hereto shall cooperate with such contest as reasonably requested by the contesting party.

(b) Except as provided below, each party hereto shall provide to the other parties, at the expense of the requesting party, with such assistance as may reasonably be requested by any of them in connection with the preparation of any tax return, any audit or other examination by any regulatory authority, or any judicial or administrative proceedings relating to liability for taxes, and each party will retain and provide the requesting party(ies) with any records or information that may be relevant to any of the foregoing.

5.5 Legal Conditions to Merger. Each party hereto will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger and will promptly cooperate with and furnish information to each other party in connection with any such requirements imposed upon either any of them in connection with the Merger.

5.6 Preserve Accuracy of Representations and Warranties. Each party hereto will refrain from taking any action which would render any of its representations and warranties contained in this Agreement untrue, inaccurate or misleading as of Closing and the Effective Time. Through Closing, each party will promptly notify the other parties of any lawsuit, claim, audit, investigation, administrative action or other proceeding asserted or commenced against such party that may involve or relate in any way to another party to this Agreement. Each party hereto will promptly notify the other parties of any facts or circumstances that come to its attention and that cause, or through the passage of time may cause, any of a party’s representations, warranties or covenants to be untrue or misleading at any time from the date hereof through Closing, and such notification will be deemed to update such warranty and representation so that by such notification it shall be deemed to be true and accurate.

5.7 Notice of Subsequent Events. Each party hereto shall notify the other parties of any changes, additions or events of which it has knowledge which would cause any material change in this Agreement (including but not limited to the Exhibits attached hereto and thereto) promptly after occurrence of the same. If the effect of such change or addition would, individually or in the aggregate with the effect of changes or additions previously disclosed pursuant to this Section, constitute a material adverse effect on the notifying party, any non-notifying party may, within ten (10) days after receipt of such notice, elect to terminate this Agreement. If no non-notifying party gives written notice of such termination with such 10-day period, the non-notifying parties shall be deemed to have consented to such change or addition and shall not be entitled to terminate this Agreement by reason thereof.

5.8 Current Return Filing. Each party will be responsible for the preparation and filing of all of such party’s own tax returns which were due on or before the Closing, and the payment of all taxes due.

5.9 Maintain Books and Accounting Practices. From the date hereof until the Closing, each party will maintain its books of account in the usual, regular and ordinary manner on a basis consistent with prior years and will make no change in its accounting methods or practices.

5.10 Compliance with Laws and Regulatory Consents. From the date hereof until the Closing, (a) each party will comply with all applicable statutes, laws, ordinances and regulations, (b) each party will keep, hold and maintain all licenses, (c) each party will use its reasonable efforts and will cooperate fully with the other parties hereto to obtain all consents, shareholder and other approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to consummate the Merger, and (d) each party will make and cause to be made all filings and give and cause to be given all notices which may be necessary or desirable on their part under all applicable laws and under their respective contracts, agreements and commitments in order to consummate the Merger.

5.11 Maintain Insurance Coverage. From the date hereof until the Closing, each party will maintain and cause to be maintained in full force and effect all its currently existing insurance on such party’s assets and the operations of such party’s business and will provide at Closing written evidence satisfactory to each other parties that such insurance continues to be in effect, that all premiums due have been paid.

5.12 Closing Deliveries. At Closing, the parties hereto will deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to the receiving parties:

(a) Deliveries by LVGI and LVMS. LVGI and LVMS hereby agree to deliver, or cause to be delivered, to Shareholder the following items at the Closing:

(i) Certified Resolutions. Copies of the resolutions, certified by an officer of LVMS approving the terms of this Agreement for purposes of Nev. Rev. Stat. Sec. 78.438(1) and 78.378 - 78.3793.

(ii) Merger Consideration. The Merger Consideration, provided that at the discretion of LVMS, in lieu of certificates evidencing the LVGI Common Stock (the “Merger Consideration Shares”), LVGI may deliver irrevocable transfer agent instructions to issue the Merger Consideration Shares in the name of Shareholder with a restrictive legend or as is otherwise required by law.

(iii) Offer Letters. Letters from LVGI offering employment to (A) Sam Johnson on terms that are acceptable to Sam Johnson (the “Johnson Offer Letter”), (B) Eric Toops on terms that are acceptable to Eric Toops (the “Toops Offer Letter”), and Chris Henely on terms that are acceptable to Chris Henely (the “Henley Offer Letter”) each executed by LVGI.

(b) Deliveries by Shareholder and AGI. Shareholder and AGI hereby agree to deliver to LVGI and LVMS the following items at the Closing:

(i) Certified Resolutions. Copies of the resolutions, certified by an officer of AGI, of the Board of Directors of AGI approving the terms of this Agreement, and a copy of the resolutions of the shareholders of AGI approving the Merger.

(ii) Stock Certificates. A certificate representing all the AGI Shares, together with such stock powers and all other documentation required by LVMS.

(iii) Investment Letter. The Investment Letter, executed by Shareholder.

(iv) Offer Letters. The Johnson Offer Letter, executed by Johnson, the Toops Offer Letter, executed by Toops, and the Henley Offer Letter executed by Henley, all in a form and content which is acceptable to LVGI.

                                     ARTICLE VI.
                      CONDITIONS TO CLOSING

6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party hereto to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a) This Agreement and the transactions contemplated hereunder shall have been approved by Boards of Directors and the shareholders of each of the Constituent Companies in the manner required by the applicable laws of the jurisdiction of their respective organization and their respective articles of incorporation and bylaws.

          (b) Each party hereto shall have received from the other parties copies of all resolutions and/or consent actions adopted by or on behalf of the boards directors and Shareholder of such other parties hereto, certified as of the date of Closing and evidencing approval of this Agreement and the transactions contemplated hereunder.

(c) No action or proceeding before a court or other governmental body by any governmental agency or public authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated under this Agreement or to obtain an amount of damages or other material relief in connection with the execution of this Agreement or any related agreements or the consummation of the Merger; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated under this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

(d) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body or any other third party (including lenders and lessors) required in connection with the execu-tion, delivery and performance of this Agreement shall have been obtained or made.

(e) The warranties and representations set forth herein shall be true and correct as of the Closing Date.

                                    ARTICLE VII.
TERMINATION; AMENDMENT; EXTENSION AND WAIVER

7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by Shareholder and/or LVGI, by the mutual consent of the Boards of Directors of AGI and LVGI.

7.2 Termination by Certain Parties. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of AGI or LVGI if the Merger shall not have been consummated by February 14, 2005.

7.3 Termination due to failure to satisfy all the obligation of the Merger Consideration. This Agreement will terminate effective immediately, without notice, unless extended by agreement of the parties, if LVGI fails to pay in full on or before close of business on February 14, 2005 the Cash specified in 2.1 (ii) of this agreement.

7.4 Effect of Termination and Abandonment. Upon termination of this Agreement, this Agreement and all its terms (including legal opinions) related hereto shall be void and of no force or effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any party hereto, or on the part of the respective directors, officers, managers, employees, agents, representatives or shareholder of any of them; provided that this Section will not relieve any party from liability for damages incurred as a result of any willful breach by such party or by an affiliate of such party of any of its respective representations, warranties, covenants or obligations set forth in this Agreement.

7.5 Amendment. This Agreement may be amended by the parties at any time, provided, that any amendments requiring the approval of LVGI or Shareholder will not become effective until the amendment is approved by said holders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

7.6 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors evidenced in writing, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or condi-tions for the benefit of such party contained herein. If any party shall waive compliance as provided in (b) or (c) above, the other party shall have no liability for compliance so waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII. SURVIVAL OF PROVISIONS AND INDEMNIFICATION

8.1 Survival. The covenants, obligations, representations and warranties of each party contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, will be deemed to be material and to have been relied upon by the other parties notwithstanding any investigation prior to the Closing, will not be merged into any documents delivered in connection with the Closing, and will terminate two (2) years after Closing; provided however, that if a notice claiming indemnity is properly delivered, the indemnification obligations will not expire with respect to such claim(s) until the same are resolved as contemplated hereunder.

8.2 Indemnification by LVGI and LVMS. LVGI and LVMS shall indemnify, defend and hold AGI and its officers, directors, employees, agents and representatives, and Shareholder and its officers, managers, employees, agents and representatives, harmless against any and all losses, costs and expenses (including reasonable cost of investigation, court costs and reasonable legal fees actually incurred) and other damages resulting from (a) any breach by LVGI or LVMS of any of their covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of LVGI or LVMS delivered pursuant to this Agreement, and (b) any claim that is brought or asserted by any third party(ies) against Shareholder or AGI arising out of the ownership, licensing, operation or conduct of LVMS, prior to or after the Effective Time.

8.3 Indemnification by AGI and Shareholder. AGI and Shareholder shall indemnify, defend and hold LVGI and LVMS and their respective officers, directors, employees and representatives harmless against any and all losses, costs and expenses (including reasonable cost of investigation, court costs and reasonable legal fees actually incurred) and other damages resulting from (a) any breach by AGI or Shareholder of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of AGI or Shareholder delivered pursuant to this Agreement, and (b) any claim that is brought or asserted by any third party(ies) arising out of the ownership, licensing, operation or conduct of AGI through Closing, unless the same shall arise from the failure to pay or perform any obligation of AGI incurred prior to the Closing in the ordinary course of business consistent with prior practice.

8.4 Rules Regarding Indemnification. The obligations and liabilities of each party hereto (the "indemnifying party") which may be subject to indemnification liability hereunder to the other party(ies) (the “indemnified party”) will be subject to the following terms and conditions:

(1) Claims by Non-Parties. The indemnified party will give written notice to the indemnifying party, within such time as not to prejudice the indemnifying party’s ability to defend against the underlying claim, of any written claim by a third party which is likely to give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Article, stating with reasonable specificity the nature of said claim and the amount thereof, to the extent known. The indemnified party will give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party claim, and such notice will constitute the assertion of a claim for indemnity by the indemnified party. If, within ten (10) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the indemnified party will not settle or admit liability with respect to the claim without the consent of the indemnifying party and will afford to the indemnifying party and defending counsel reasonable assistance in defending against the claim. If the indemnifying party assumes the defense, counsel reasonably acceptable to the indemnified party will be selected by such party and if the indemnified party then retains its own counsel, it will do so at its own expense. If the indemnified party does not receive a written objection to the notice from the indemnifying party within ten (10) days after the indemnifying party's receipt of such notice, the claim for indemnity will be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. If within the aforesaid ten (10) day period the indemnified party will have received written objection to a claim (which written objection will briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of thirty (30) days after receipt of such objection the parties will attempt to settle the dispute as between the indemnified party and indemnifying parties. If they are unable to settle the dispute, the unresolved issue or issues will be settled by a court of competent jurisdiction located in Las Vegas, Nevada. During the pendency of any such dispute, the indemnified party may control all aspects of the defense of the matter or case.

(2) Claims by a Party. The determination of a claim asserted by a party hereunder (other than as set forth in subsection (1) above) pursuant to this Article will be made as follows: the indemnified party will give written notice to the indemnifying party, within such time as not to prejudice unduly the indemnifying party’s ability to defend against the underlying claim, of any claim by the indemnified party which has not been made pursuant to subsection (1) above, stating with reasonable specificity the nature of such claim and the amount thereof, to the extent known. The claim will be deemed to have resulted in a determination in favor of the indemnified party and to have resulted in a liability of the indemnifying party in an amount equal to the amount of such claim estimated pursuant to this clause (2) if within thirty (30) days after the indemnifying party's receipt of the claim the indemnified party will not have received written objection to the claim. In such event, the claim will be conclusively presumed to have been assented to and approved. If within the aforesaid thirty (30) day period the indemnified party will have received written objection to a claim (which written objection will briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties will attempt to settle the disputed claim as between the indemnified and indemnifying parties. If they are unable to settle the dispute, the unresolved issue or issues will be settled by a court of competent jurisdiction located in Las Vegas, NV.

ARTICLE IX REGISTRATION RIGHTS

9.1 Registration Rights.  LVGI agrees that it will include the Merger Consideration Shares and Warrants, and any other shares of LVGI Common Stock held by Shareholder or any officer, director, shareholder, or employee of Shareholder (collectively the “Registrable Securities”) in any registration statement for common stock it files with the Securities and Exchange Commission.

                ARTICLE X INTENTIONALLY LEFT BLANK

ARTICLE XI MISCELLANEOUS

11.1 Other Expenses. Except as otherwise provided in this Agreement, each party will pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement.

11.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the day after mailing, and (c) if mailed, five days after mailing with postage prepaid. Any such notice will be sent as follows:

To AGI or Shareholder:

ADLINE Network, LLC
6470 East Johns Crossing
Suite 325
Duluth, Georgia 30097
Attention: Sam Johnson, Chief Executive Officer

-OR-

Strategic Management, Inc.
2699 Buford Hwy.
Buford, GA 30518
Attention: Keith E. Pugh, CFO

To LVGI or LVMS:

To: Russell Roth
4000 West Ali Baba
Suite D
Las Vegas, NV 89118

11.3 Confidentiality; Prohibition on Trading. All parties agree to maintain the confidentiality of this Agreement and the transactions contemplated hereunder unless disclosure is required by law and except for disclosures to be made in connection with obtaining shareholder approval and third party consents, and actions required to consummate the contemplated transactions. Shareholder agrees not to trade in the securities of LVGI based upon any nonpublic information.

11.4 Controlling Law. This Agreement will be construed, interpreted and enforced in accordance with the substantive laws of the State of Nevada, without giving effect to its conflicts of laws provisions.

11.5 Headings. Any table of contents and Section headings in this Agreement are for convenience of reference only and will not be considered or referred to in resolving questions of interpretation.

11.6 Benefit. This Agreement will be binding upon and will inure to the exclusive benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. No party hereto may assign any rights or delegate any duties hereunder without the prior written consent of the other parties hereto and any prohibited assignment or delegation will be deemed null and void.

11.7 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted. Further, there will be automatically substituted for such invalid or unenforceable provision a provision as similar as possible which is valid and enforceable.

11.8 Counterparts and Facsimiles This Agreement may be executed simultaneously in two (2) or more counterparts each of which will be deemed an original and all of which together will constitute but one and the same instrument. The signature page to this Agreement and all other documents required to be executed at Closing may be delivered by facsimile and the signatures thereon will be deemed effective upon receipt by the intended receiving party.

11.9 Interpretation. All pronouns and any variation thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions will arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions.

11.10 Entire Agreement; Waivers. This Agreement, including the Appendices and Attachments hereto and those portions incorporated herein by reference, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, letter of intent and agreements between the parties, are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by the parties hereto. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder will operate as a waiver thereof or of any right, power or remedy; nor will any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy.

11.11 Legal Fees and Costs. In the event any party hereto incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable attorney's fees, costs and disbursements, in addition to any other relief to which such party will be entitled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

                                                                                                                                                                                         SHAREHOLDER: ADLINE NETWORK, LLC

                                                                                         By:

                                                                                                           /s/ Sam Johnson
                                                                                            Sam Johnson, President and CEO

                                                                                        AGI: ADLINE GAMING INC.

                                                                                        By:

                                                                                                           /s/ Sam Johnson
                                                                                            Sam Johnson, President and CEO

                                                                                        LVGI:

                                                                                        LAS VEGAS GAMING, INC.

                                                                                                                                                                                    By:    /s/  John English
                                                                                        Title: Vice President

                                                                                        LVMS:
                                                                                        LAS VEGAS GAMING MERGER SUB, INC.

                                                                                                                                                                                    By: /s/  John English
                                                                                                                                                                                        Title: Vice President

Exhibit A

INVESTMENT LETTER

1/14, 2005
LAS VEGAS GAMING, INC.

Gentlemen:

In connection with the issuance and delivery of 400,000 shares and 100,000 Warrants of the common stock (the “Shares”) of LAS VEGAS GAMING, INC. (the “Corporation”) to AdLine Network, LLC, a Georgia limited liability company (the “Shareholder”), pursuant to an Agreement and Plan of Merger dated January 14, 2005 (the “Merger Agreement”), Shareholder makes the following acknowledgments, representations and warranties:

1.  Investment Intent. The Shareholder is acquiring the Shares for investment solely for its own account and not with a present view to any distribution, transfer or resale to others, including any “distribution” within the meaning of Securities Act of 1933, as amended, (the “Securities Act”), provided that nothing in this letter shall restrict or prohibit the Shareholder from transferring the Shares to its shareholders at any time or from time to time. The Shareholder understands that the Shares have not and will not, except as provided in the Merger Agreement, be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of my representations made herein.

2.  Financial Ability. The Shareholder is financially able to bear the economic risks of an investment in the Corporation and has no need for liquidity in this investment. Furthermore, the financial capacity of the Shareholder is of such a proportion that the total cost of the Shareholder’s commitment is not material when compared with his total committed capital. The Shareholder is financially able to suffer a complete loss of this investment.

3.  Experience. The executive officers of Shareholder have such knowledge and experience in financial and business matters in general and with respect to investments of a nature similar to that evidenced by the Shares so as to be capable, by reason of such knowledge and experience, of evaluating the merits and risks of, and making an informed business decision with regard to, and protecting his own interests in connection with, the acquisition of the Shares.

4.  Review of Prospectus and Financial Statements. Shareholder has been provided with and had the opportunity to review all filings made by the Corporation with the United States Securities and Exchange Commission, as disclosed in the Merger Agreement and available at the SEC’s web site at www.sec.gov.

5.  Limited Public Market. Shareholder understands that a limited public market now exists for any of the securities of the Corporation and that the Corporation has made no assurances that a more active public market will ever exist for the Corporation’s securities.

6.  Restricted Legend. The Shareholder acknowledges that certificates representing the Shares will bear a legend substantially as follows:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED UNLESS THEY ARE SO REGISTERED OR, IN THE OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION, SUCH TRANSFER IS EXEMPT FROM REGISTRATION.

7.  Stock Transfer.  Shareholder is aware that stop-transfer instructions will be given to the transfer agent of the common stock of the Corporation to prevent any unauthorized or illegal transfer of the Shares, provided that Shareholder shall be entitled to distribute the Shares to its shareholders at any time or from time to time.

8.  Reliance for Exemptions. Shareholder understands that the Shares are being issued and delivered to Shareholder pursuant to exemptions from the registration requirements of federal and applicable state securities laws and acknowledges that LVGI is relying upon the investment and other representations made by Shareholder herein as the basis for such exemptions.

9.  Accuracy of Shareholder Representations. The Shareholder represents that the information and representations contained in this letter are true, correct, and complete.

Dated: [CLOSING DATE]

                                                                          AdLine Network, LLC

                                                                       By:        /s/ Sam Johnson
                                                                            Sam Johnson, President and CEO

Exhibit B
Form of Certificate of Merger

Attached

Exhibit C
WARRANT AND FORM OF NOTICE OF EXERCISE

Attached